SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 28, 2001

Badger State Ethanol, LLC

(Exact name of Registrant as specified in its charter)

Wisconsin	333-50568	39-1996522

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2443 Bethel Road
Monroe, Wisconsin		53566

(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (608) 329-3900

Item 1.  Changes in Control of Registrant.

Not Applicable.

Item 2.  Acquisition or Disposition of Assets.

Not Applicable.

Item 3.  Bankruptcy or Receivership.

Not Applicable.

Item 4.   Changes in Registrant’s Certifying Accountant.

Not Applicable.

Item 5. Other Events

             On August 28, 2001, we secured senior and subordinated debt financing for $36.2 million and closed on our initial public offering of Class A Units.

Senior and Subordinated Debt Financing

             We have entered into a $32.6 million credit facility with First National Bank of Omaha (“First National”), consisting of $30.6 million in long-term financing and a $2 million revolving line of credit.  The credit facility is secured by substantially all of our assets.  We have also entered into a $3.6 million subordinated credit facility with Alliant Energy – Wisconsin Power and Light Company to finance electrical infrastructure and other construction needs.

             The foregoing description of the senior and subordinated credit facilities do not purport to be complete and is qualified in its entirety by reference to the loan agreements, the shared cost contract, and other related documents.

Initial Public Offering

             On August 28, 2001, we closed our initial public offering of Class A Units.  The closing was contingent upon our raising at least $10 million from the sale of Class A Units and obtaining at least $31 million of senior debt and the amount of subordinated debt that we need to complete the construction of the ethanol plant.  Pending satisfaction of these conditions, all funds were held in escrow.  We satisfied all conditions to closing and raised $18,054,000 from the sale of 18,054 Class A Units and secured $32.6 million in senior debt financing and $3.6 million in subordinated debt financing.

Appointment of New Directors

             Our operating agreement provides that the Board of Directors shall consist of not less than five or more than seven directors.  On August 28, 2001, the Board appointed Mr. David Kolsrud, Mr. Robert Wright, and Mr. Don Endres to fill the three remaining vacant seats.  Mr. Kolsrud will serve an initial one-year term, and must stand for election to a three-year term at the next annual meeting of the members.  Mr. Wright will serve an initial two-year term.  Mr. Endres will serve an initial three-year term.  Mr. Wright and Mr. Endres must stand for election to three-year terms when their initial terms expires.

             Mr. Kolsrud is the General Manager and a member of the Board of Directors of CORN–er Stone Farmers Cooperative, which he founded in 1995 and served as Chairman until 2000.  Mr. Kolsrud also continues to work as a self–employed farmer, an occupation he has had since 1973.  He also serves as Chairman of the Valley Springs Farmers Cooperative, a farm supply co–op in Valley Springs, South Dakota.  He has served on that board for 15 years and served as Chairman for the past 12 years.  He is also currently Chairman of the Minnesota Coalition for Ethanol.  Mr. Kolsrud also serves on the Board of Governors of AGRI–Energy, LLC (a 12 million gallon a year ethanol facility in Luverne, Minnesota).  He has served on that Board since 1997 and served as its Vice President until 1999.

             Mr. Wright has served as the President, Chief Executive Officer and a principal shareholder of Murex N.A. since May 1992.  Murex is a marketer of gasoline “blendstocks,” such as fuel grade Ethanol, MTBE, Toluene, Methanol and Alkylate, to independent and major refiners in the United States.  Mr. Wright is a graduate of Ohio State University with a degree in Chemical Engineering and the University of Toledo with a Masters in Business Administration.

             Mr. Endres currently serves on the Board of Directors of Glacial Lakes Energy, First National Bank Venture Capital, and Midwest Card Services.  He is currently Chairman of the Brookings Chamber e-commerce committee.  Mr. Endres is also the President of VeraSun Energy Corporation, a company he founded in June 2001.  Prior to forming VeraSun, he served as Chief Executive Officer of ExpressGold.com, Inc., a company he co-founded in 1997.  ExpressGold.com merged with Cybersource Corporation in 2000.  Prior to that, Mr. Endres served as President and General Manager of Special Teams, Inc., a company he founded in 1985.  Special Teams was acquired by the American Express Company in 1995, and Mr. Endres served as President of American Express Special Teams until 1997.  He has also served on the Board of Directors of CoEv, Inc., a magnetic component company, until its merger with Tyco International Ltd. in 2000.  Mr. Endres graduated from South Dakota State University with a degree in Animal Science and minors in Computer Science and Economics.  Earlier this year, he was recognized by South Dakota State University’s College of Engineering as “Entrepreneur of the Year.”

Item 6.  Resignations of Registrant’s Directors.

Not Applicable.

Item 7. Financial Statements and Exhibits

(c)         Exhibits

             Exhibit 99.0.      Press release of September 5, 2001.

Item 8.  Change in Fiscal Year.

Not Applicable.

Item 9.  Regulation FD Disclosure.

Not Applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BADGER STATE ETHANOL, LLC

Dated: September 21, 2001	By:	/s/ John L. Malchine

John L. Malchine
Vice President, Chief Financial Officer
and Secretary (principal financial officer)